Exhibit 10(g)

As Amended Through December 7, 2004

2004 Restatement

of

XEROX CORPORATION

UNFUNDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

XEROX CORPORATION, a New York corporation having its principal executive office in the City of Stamford, County of Fairfield and State of Connecticut, hereby adopts the XEROX CORPORATION UNFUNDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN effective on the Effective Date as follows:

Restatement Effective April 2, 2004

UNFUNDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1. Plan Name

The plan name is the Xerox Corporation Unfunded Supplemental Executive Retirement Plan (referred to herein as the “Plan” or “SERP”).

Section 2. Effective Date

The original effective date of the Plan is June 30, 1982. The Plan was restated on five previous occasions, effective February 4, 1985, January 1, 1990, December 6, 1993, December 9, 1996 and October 13, 1997. This Restatement is effective as of April 2, 2004.

Section 3. Purpose of the Plan

The Plan is designed to address special circumstances involved in the retirement of executives.

Section 4. Covered Employees

The following employees of Xerox Corporation (the “Company”) are covered by the Plan:

(A) All employees who were corporate officers of the Company at grade level 25 and above on the original effective date of the Plan (the “Grandfathered Officers”).

(B) All employees who were corporate officers at grades 23 or 24 on the original effective date of the Plan or who first become corporate officers of the Company at grade level 23 and above after the original effective date of the Plan and do not fall within categories (D) through (G) below (the “Officers”).

(C) Certain employees who received a letter dated September 2, 1982 from David T. Kearns regarding Executive Retirement Guidelines (the “Guideline Employees”).

(D) All employees who were corporate officers of the Company on the date of the 1996 Restatement who first commenced employment with the Company on or after attainment of age 40 and whose names appeared on a list presented at the meeting of the Executive Compensation and Benefits Committee held December 9, 1996 and made part of the records of that meeting which list is incorporated herein by reference and made a part of the Plan (“Grandfathered Mid-Career Officers”).

(E) All employees who after the date of the 1996 Restatement first commence employment with the Company on or after attainment of age 40 who are elected corporate officers and whose names were added to the list referred to in Section 4(D) above upon selection by the Chief Executive Officer of the Company as maintained with the records of the Executive Compensation Department of the Company which list as so modified from time to time is incorporated herein by reference and made a part hereof (“Mid-Career Officer Hires”).

(F) All employees who after the date of the 1996 Restatement are elected officers of the Company and are authorized by the Compensation Committee of the Board of Directors to receive benefits under this Plan.

(G) All employees who were in payroll Band A of the Company on the date of the 1996 Restatement who first commenced employment with the Company on or after attainment of age 40 and whose names are set forth on a list which has been approved by the Vice President responsible for Human Resources and placed with the records of the Executive Compensation Department of the Company which list is incorporated herein by reference and made a part of the Plan (“Grandfathered Mid-Career Band A Employees”).

(H) All employees who after the date of the 1996 Restatement first commence employment with the Company on or after attainment of age 40 who are hired into payroll Band A selected by the Vice President of the Company responsible for Human Resources, or his or her designee, such selection to be evidenced by the placement of the employee’s name on a list to be maintained from time to time by such Vice President or his or her designee, which list is incorporated herein by reference and made a part of the Plan (“Mid-Career Band A Hires”).

(I) Grandfathered Mid-Career Officers, Mid-Career Officer Hires, Grandfathered Mid-Career Band A Employees and Mid-Career Band A Hires are sometimes together referred to as “Mid-Career Executives”.

(J) The employees referred to in paragraphs A through H above are together referred to herein as “Participants”.

Section 5. Eligibility for Benefits

Participants must have attained the following age and completed the following Years of Service to be eligible for benefits under the Plan:

(A) Grandfathered Officers and Guideline Employees—age 55, Years of Service—5.

(B) Officers— age 60, Years of Service—10.

(C) Grandfathered Mid-Career Officers—the age set forth opposite their respective names on Schedule A, Years of Service—5.

(D) Mid-Career Officer Hires—the age determined by the Chief Executive Officer of the Company as reflected in Schedule A, Years of Service—5.

(E) Grandfathered Mid-Career Band A Employees—the age set forth opposite their respective names on the Schedule B, Years of Service—5.

(F) Mid-Career Band A Hires—the age determined by the Vice President responsible for Human Resources or his or her delegate as set forth on Schedule C referred to above, Years of Service 5.

Section 6. Supplemental Retirement Benefit

(A) The benefit payable under the Plan shall be a monthly retirement benefit equal to:

One and two-thirds percent of Average Monthly Compensation of the Participant multiplied by the number of full and fractional Years of Participation up to thirty less

(a) One and two-thirds percent of the Social Security Benefit multiplied by the number of full and fractional Years of Participation up to thirty; and

(b) The monthly retirement benefit payable under the Company’s Retirement Income Guarantee Plan (“RIGP”) (stated as a Life Annuity)* as it is in effect as of and from time to time after January 1, 1990;

subject to the “Adjustments” set forth in subsections (B) through (F) below.

“Average Monthly Compensation” shall be determined under RIGP without regard to the dollar limitation contained in the Plan as required by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, or any successor thereto; and, notwithstanding the above, shall also include any compensation provided under the Xerox Corporation CEO Challenge Bonus Program.

“Social Security Benefit” shall mean the monthly benefit which a retired Participant or a terminated Participant receives or would be entitled to receive at the age at which unreduced retirement benefits are then paid under the U.S. Social Security Act (or at his sixty-second birthday, in the case of a retired Participant who has at least thirty Years of Service or who, on such Participant’s retirement, is the pilot of an airplane operated by

*	Defined terms in RIGP shall have the same meanings in the Plan, except as otherwise noted herein.

the Company), as a primary insurance amount under the U.S. Social Security Act, as amended, whether he or she applies for such benefit or not, and even though he or she may lose part or all of such benefit for any reason.

The amount of such Social Security Benefit to which the retired or terminated Participant is or would be entitled shall be computed by the Administrator for the purposes of the Plan as of the January 1 of the calendar year of retirement or termination. In computing such amount, the Administrator shall use estimated benefit tables developed by the Plan’s actuary, the five-year average compensation of the Participant and the assumption that the Participant’s compensation prior to the fifth year preceding the year of termination grew in accordance with average national wages.

(B) Grandfathered Officers—Adjustments shall be

(1) The monthly benefit and the Social Security Benefit shall be calculated at the rate of 3 1/3% of Average Monthly Compensation and of the Social Security Benefit, respectively, for each full or fractional Year of Participation up to a maximum of 15 Years of Participation.

(2) There shall be no reduction in the benefit payable upon retirement on or after attainment of age 55 on account of payment commencing prior to attainment of age 65.

(3) Amounts included in the Participant’s Executive Expense Allowance shall be included in determining Average Monthly Compensation.

(C) Officers—Adjustments shall be that there shall be no reduction in the benefit payable upon retirement on or after attainment of age 60 on account of payment commencing prior to attainment of age 65 and no part of the Executive Expense Allowance shall be included in determining Average Monthly Compensation.

(D) Guideline Employees—An adjustment shall be that there shall be no reduction in the benefit payable upon retirement on or after attainment of age 55.

(E) Mid-Career Executives—Adjustments shall be

(1) The monthly benefit and the Social Security Benefit shall be calculated at the rate of 2.5% of the Average Monthly Compensation and of the Social Security Benefit, respectively, for each full or fractional Year of Participation up to a maximum of 20 Years of Participation.

(2) There shall be no reduction in the benefit payable upon retirement on or after attainment of age 60 on account of payment commencing prior to attainment of age 65 and no part of the Executive Expense Allowance, if any, shall be included in determining Average Monthly Compensation.

(F) All Participants—Adjustments shall be

(1) Average Monthly Compensation shall be calculated including any compensation deferred by the Participant during the period used in calculating Average Monthly Compensation (except that there shall not be included any increase in Participant’s compensation which became payable under the Company’s policy of increasing compensation by the amount which cannot be added to the Participant’s accounts under the Company’s Savings Plan (“Savings Plan”) by reason of the limitation contained in Section 415 of the Internal Revenue Code of 1986, as amended, hereinafter the “Code”).

(2) The following additional amounts shall be deducted from the hypothetical monthly benefit:

(a) The value of the portion of the Participant’s Account under the Company’s Deferred Compensation Plan For Executives, if any, resulting from the Retirement Account portion of the Profit Sharing Adjustment (as defined in such Deferred Compensation Plan) translated into an annuity (single life or joint and survivor, as appropriate) payable commencing on the date of retirement; and

(b) The benefit payable under the Company’s Unfunded Retirement Income Guarantee Plan (“Unfunded RIGP”).

(c) Any amount paid to the participant from which FICA taxes are withheld related to nonqualified retirement benefits from a plan sponsored by the Company which have not been previously withheld (or deemed to have been withheld because the maximum tax had already been paid) and are payable upon retirement but cannot be withheld from any single sum payment of compensation or other nonqualified plan benefits translated to an annuity (single or joint and survivor as appropriate) payable commencing on the date of retirement.

(d) The amount of that certain supplement provided to certain high-paid participants in RIGP effective in 1989 when the RIGP benefit was modified payable to the Participant in a lump sum translated to an annuity (single life or joint and survivor as appropriate) payable commencing on the date of retirement.

(e) The amount of any pension, retirement or other post-retirement income benefits paid or payable to a Participant under plans or arrangements provided by the Company or any subsidiary of the Company, whether incorporated or organized in the United States or in any other country of the world.

Section 7. Change In Control.

(A) Notwithstanding anything to the contrary in this Plan, in the event of a change in control of the Company, as hereinafter defined, each Participant, including retired Participants, shall be entitled to a benefit hereunder without regard to his or her age or Years of Service at the time of such change in control (including, without limitation, the benefit provided under Section 8 hereof, if applicable). Upon the occurrence of a change in control of the Company, the benefit of each Participant shall be payable in a lump sum within five days of such change in control equal in amount to the then present value of a benefit expressed in the form provided in Section 10 hereof, commencing on the later of (i) the date of such change in control, (ii) the date Guideline Employee or Grandfathered Officer attains age 55, (iii) the date the Officers attain age 60 or (iv) in the case of a Mid-Career Executive, the date such Participant attains the age specified in Schedule A, B or C, and based upon such Participant’s Average Monthly Compensation and Years of Participation as of the date of such change in control. A “change in control of the Company” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(B) Upon the termination of employment of a Participant following a change in control of the Company, such Participant, if he or she has otherwise satisfied the requirements of Section 5 hereof, shall be entitled to a benefit equal to the benefit to which he or she would have been entitled without application of Section 7(A), reduced (but not below zero) to reflect the value of the benefit he or she received pursuant to Section 7(A).

(C) For purposes of Section 7(A) hereof, the present value of a benefit shall be calculated based upon the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining lump sums for benefits payable as immediate annuities with respect to plans terminating on the date on which the change in control of the Company occurs and the 1983 GAM mortality table, provided, however, that effective upon the date that the applicable interest rate as specified in Section 417(e)(3)(A) of the Code is adopted for use in RIGP, the present value hereunder shall thereafter be determined under the applicable interest rate and mortality table as defined in Section 417(e)(3)(A)(ii)(l) of the Code. For purposes of RIGP, each Participant shall be treated as if he or she terminated employment upon the change in control and had his or her benefits determined as if he or she were to begin receiving benefits on the commencement date used in developing the present value of the benefit in Section 7(A).

Section 8. Minimum Benefit

In no event shall the monthly retirement benefit payable to any Participant other than Mid-Career Executives under the Plan be less than an amount which, when added to the benefits payable under RIGP, 25% of the amount of the Social Security Benefit and the amounts described in Section 6(F)(2) above, is equal to 25% of such Participant’s Average Monthly Compensation as adjusted in Section 6(F)(1) for Participants and Section 6(B)(3) for Grandfathered Officers.

Section 9. Pre-Retirement Spouse’s Benefit

For purposes of this Plan, the term “spouse” shall have the same meaning as “Spouse” under Section 1.36 of RIGP.

The benefit determined under (A) or (B) below whichever is applicable:

(A) The spouse of a Participant who dies after completing the appropriate age and number of Years of Service pursuant to Section 5 (but in no case less than 10) while still employed by the Company shall be entitled to a survivor benefit, commencing on the death of the Participant, in an amount equal to one-half of the retirement benefit to which the Participant would have been entitled under the Plan if the Participant had retired on the last day of the month coincident with or next following the date of the Participant’s death.

(B) The spouse of a Participant who dies while still employed by the Company, but after completing the number of Years of Service that when added to his age upon his death is greater than or equal to 70 but less than the requisite age and number of Years of Service under Section 9(A) above, shall be entitled to an adjusted survivor benefit. Such adjusted survivor benefit shall be calculated by first reducing the benefit under Section 6(A) before applying the offset for Section 6(A)(b) by 5% per year from the appropriate age pursuant to Section 5, applying the offset in Section 6(A)(b), and then converting the result to an actuarially equivalent 50% joint and survivor annuity. The adjusted survivor benefit is 50% of this annuity amount, commencing on the death of the Participant.

Section 10. Form of Benefit

The forms of benefit available under the Plan shall be for single Participants a 10-year certain and life annuity or life annuity and for married Participants a 50% or 100% joint and survivor annuity option, all as shall have been elected by Participant on forms provided by the Administrator. The benefit payable to single Participant who has failed to make such an election shall be a life annuity and for a married Participant a 50% joint and survivor annuity. The 10-year certain and life annuity is the actuarial equivalent of the life annuity and the 100% joint and survivor annuity is the actuarial equivalent of the 50% joint and survivor annuity. Except as otherwise provided in Section 7(A) in no event is the benefit payable in a lump sum. Notwithstanding anything herein to the contrary, any marriages that occur subsequent to a Participant’s retirement shall not entitle Participant to the forms of benefit available to married Participants described herein.

Section 11. Participant’s Rights Unsecured

The benefits payable under this Plan shall be unfunded. Consequently, no assets shall be segregated for purposes of the Plan and placed beyond the reach of the Company’s general creditors. The right of any Participant to receive benefits under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section 12. Section 409A of the Internal Revenue Code. Notwithstanding any other provision of the Plan, no election by any participant or beneficiary, and no payment to any individual, shall be permitted under the Plan if such election or payment would cause any amount to be taxable under section 409A of the Internal Revenue Code with respect to any individual.

Section 12. Other Plan Provisions

Other Plan provisions necessary to determine any benefit under the Plan shall be the same as those described in RIGP.

Section 13. Plan Administration

(a) Duties of the Administrator. The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid by the Company accordingly. The Administrator shall be the Vice President, Human Resources of the Company.

(b) Authority of the Administrator. The Administrator may

(i) Construe and interpret the provisions of the Plan, determine all questions of fact, and make rules and regulations under the Plan to the extent deemed advisable or helpful by the Administrator;

(ii) Should any defect, omission, ambiguity or inconsistency in the Plan be discovered at any time, the Administrator shall be empowered to take such action as may be necessary to correct such defect, rectify such omission, resolve such ambiguity or reconcile such inconsistency.

(c) Claims and Appeals. Claims and appeals regarding benefits under the Plan shall be determined pursuant to section 503 of ERISA.

(d) Finality of Decisions The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons, and the Administrator shall not be subject to individual liability with respect to the Plan.

Section 14. Limitations of Actions

Any action brought in state or federal court for the alleged wrongful denial of Plan benefits or for the alleged intentional interference with any Plan rights to which a person is or may become entitled under ERISA must be commenced within one year after the cause of action accrued.

Section 15. Amendment and Termination

It is the intention of the Company to continue the Plan indefinitely. The Company expressly reserves the right to amend the Plan at any time and in any particular manner, provided that any such amendment shall be made in accordance with ERISA. Such amendments, other than amendments relating to termination of the Plan or relating to benefit levels under Section 6 of the Plan, may be effected by (i) the Board of Directors, (ii) a duly constituted committee of the Board of Directors, or (iii) the Vice President of the Company responsible for Human Resources or a representative thereof. In the event such office is vacant at the time the amendment is to be made, the Chief Executive Officer of the Company shall approve such amendment or appoint a representative. Amendments relating to termination of the Plan or relating to benefit levels under Section 6 of the Plan shall be effected pursuant to a resolution duly adopted by the Board of Directors of the Company, or a duly constituted committee of the Board of Directors of the Company, in accordance with the Business Corporation Law of the State of New York.

Any amendment, alteration, modification or suspension under subsection (iii) of the preceding paragraph shall be set forth in a written instrument executed by any Vice President of the Company and by the Secretary or an Assistant Secretary of the Company.

Section 16. No Employment Rights

Nothing contained in the Plan shall be construed as a contract of employment between the Company and a Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.

Section 17. Assignment

The benefits payable under this Plan may not be assigned or alienated except as may otherwise be required by law or pursuant to the terms of a domestic relations order that has been approved by the Plan Administrator.

Section 18. Law Applicable

This Plan shall be governed by the laws of the State of New York.

Section 19.. Restriction of Venue. Any action in connection with the Plan by a covered employee or beneficiary may only be brought in Federal District Court in Monroe County, New York.

Restatement adopted and approved as of May 12, 2004.